Exhibit 4.4

COMARCO, INC.

2005 EQUITY INCENTIVE PLAN, AS AMENDED

STOCK OPTION AGREEMENT

THIS AGREEMENT dated as of                              , 20     is by and between Comarco, Inc., a corporation organized under the laws of the State of California (the “Company”), and the individual identified in paragraph 1 below, currently residing at the address set out at the end of this Agreement (the “Optionee”).

1. Grant of Option. Pursuant and subject to the Company’s 2005 Equity Incentive Plan (as the same may be amended from time to time, the “Plan”), the Company grants to you, the Optionee identified in the table below, an option (the “Option”) to purchase from the Company all or any part of a total of the number of shares identified in the table below (the “Optioned Shares”) of the common stock of the Company (the “Stock”), at the exercise price per share set out in the table below.

Optionee:

Number of Shares:

Exercise Price Per Share:

Grant Date:

Expiration Date:

2. Character of Option. The Company grants to the Optionee the right, which hereby is designated as a “Nonqualified Stock Option,” to purchase all or any portion of the Optioned Shares, at the purchase price listed above (the “Exercise Price Per Share”), which price has been determined to be not less than the fair market value per share of the Stock on the date of this Agreement. The Option is subject to the terms and conditions stated in this Agreement and in the Plan.

3. Expiration of Option. This Option shall expire at 5:00 p.m. on the Expiration Date or such earlier date as provided below:

(a) If the termination of your employment or other association with the Company and its Affiliates is on account of your disability, the Option shall expire on the date preceding the first anniversary of the date your employment or other association with the Company and its Affiliates ends.

(b) If you die while employed or otherwise associated with the Company and its Affiliates, or within three (3) months after your employment or other association with the Company and its Affiliates ends, the Option shall expire on the date preceding the first anniversary of your death.

(c) In all other cases, the Option shall expire three (3) months after your employment or other association with the Company and its Affiliates ends.

4. Exercise of Option. This Option shall become exercisable at the times and in the amounts specified on Exhibit A hereto; provided, however, that after Optionee’s employment or other association with the Company and its Affiliates ends, this Option shall not be exercised in the aggregate for more than the number of Optioned Shares in which Optionee is, at the time Optionee’s employment or other association with the Company and its Affiliates ends, vested pursuant to the vesting schedule on Exhibit A hereto. Notwithstanding anything to the contrary herein or in the Plan, this Option shall not become exercisable for any fractional share, which fraction, if any, shall become available as of the subsequent exercise installment at which an even number of shares results. The procedure for exercising this Option is described in Section 7.1(f) of the Plan.

5. Transfer of Option. Except as provided in Section 6.3 of the Plan (if so provided by the Committee), you may not transfer this Option except by will or the laws of descent and distribution, and, during your lifetime, only you may exercise this Option.

6. Incorporation of Plan Terms. This Option is granted subject to all of the applicable terms and provisions of the Plan, including but not limited to the limitations on the Company’s obligation to deliver Optioned Shares upon exercise set forth in Section 9 (Settlement of Awards).

7. Miscellaneous. This Agreement shall be construed and enforced in accordance with the laws of the State of California, without regard to the conflict of laws principles thereof and shall be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian, or other legal representative of you. Capitalized terms used but not defined herein shall have the meaning assigned under the Plan. This Agreement may be executed in one or more counterparts all of which together shall constitute but one instrument.

8. Tax Consequences. The Company makes no representation or warranty as to the tax treatment to you of your receipt or exercise of this Option or upon your sale or other disposition of the Optioned Shares. You should rely on your own tax advisors for such advice.

9. This Option may not be exercised in any part prior to, and is contingent on, the approval of the Plan by the Company’s shareholders. If the Company’s shareholders do not approve the Plan, this Option shall automatically terminate in its entirety.

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IN WITNESS WHEREOF, the parties have executed this Agreement as a sealed instrument as of the date first above written.

COMARCO, INC.

By:
	Name:	Name:
	Title:	Address:

EXHIBIT A

VESTING SCHEDULE